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                                                                    EXHIBIT 8(b)



                                 August 9, 1999


Telogy Networks, Inc.
20250 Century Boulevard
Germantown, Maryland 20874


         Re: Certain U.S. Federal Income Tax Consequences of Proposed Merger

Ladies and Gentlemen:

         We have acted as counsel to Telogy Networks, Inc. ("Telogy Networks") in connection with (i) the proposed merger of TNI Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Texas Instruments Incorporated ("Texas Instruments"), with and into Telogy Networks pursuant to the Agreement and Plan of Merger, dated as of May 29, 1999, among Telogy Networks, Texas Instruments, and Merger Sub (the "Merger Agreement") and (ii) the preparation of the Proxy Statement/Prospectus, which is included as part of registration statement on Form S-4 (the "Registration Statement"), relating to such merger. This opinion letter has been requested by Telogy Networks and relates to the qualification of the merger as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

                      INFORMATION AND ASSUMPTIONS RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Telogy Networks and Texas Instruments, including written certificates (the "Certificates") from officers of such corporations verifying certain relevant facts that have been represented to us.

         We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and that any representation made in any of the documents

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Telogy Networks, Inc.
August 9, 1999
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referred to herein "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification. We have not attempted to verify such representations independently.

                                     OPINION

         Based upon the foregoing, it is our opinion that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the merger will be that:

o no gain or loss will be recognized by the holders of Telogy Networks common stock (including holders of Telogy Networks preferred stock upon conversion of their shares of Telogy Networks preferred stock into shares of common stock immediately prior to consummation of the merger) who exchange all of their shares of Telogy Networks common stock in the merger solely for shares of Texas Instruments common stock, except with respect to cash, if any, received in lieu of fractional shares of Texas Instruments common stock;

o the tax basis of the shares of Texas Instruments common stock received by a holder of Telogy Networks common stock will be the same as the tax basis of the shares of Telogy Networks common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share of Texas Instruments common stock for which cash is received;

o the holding period of the shares of Texas Instruments common stock received in the merger by a holder of Telogy Networks common stock, including a fractional share of Texas Instruments common stock deemed to have been received and then exchanged for cash, will include the holding period of the shares of Telogy Networks common stock surrendered in exchange therefor;

o cash received by a holder of Telogy Networks common stock in lieu of a fractional share of Texas Instruments common stock will be treated as received in exchange for such fractional share, and capital gain or loss will be recognized by the holder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the Telogy Networks common stock allocable to such fractional interest; and

o no gain or loss will be recognized by the former stockholders of Telogy Networks if any shares of Texas Instruments common stock issued in the merger are returned to Texas Instruments from the escrow fund, and a former Telogy Networks stockholder's tax basis in any shares of Texas Instruments common stock so returned to Texas Instruments will be added to the tax basis of the stockholder's remaining shares of Texas Instruments common stock received in the merger.

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Telogy Networks, Inc.
August 9, 1999
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         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

         Our opinion is limited to the U.S. federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the merger or any other transaction (including any transaction undertaken in connection with the merger). We express no opinion regarding the tax consequences of the merger to shareholders who are subject to special tax rules (including without limitation the tax treatment of persons who acquired shares of Telogy Networks preferred or common stock pursuant to the exercise of employee stock options or otherwise as compensation).

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus under the headings "Material Federal Income Tax Consequences" and "Legal Matters." In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as stated in this paragraph, this opinion letter may not be furnished to or relied upon by any person or any entity for any purpose without our prior written consent and may not be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Merger Agreement).


                                              Very truly yours,


                                              KING & SPALDING